Exhibit 99.1

Media release

Nasdaq-listed Net1 lists on JSE’s main board

Wednesday, 8 October 2008: Net 1 UEPS Technologies, Inc. (“Net1” or the “company”) listed today on the Financial Administration sector of the JSE’s Main Board under the symbol NT1.

Net1 has a primary listing on the Nasdaq Global Select Market (“Nasdaq”) with a market capitalisation of R10.2 billion ($1.2 billion based on the Nasdaq closing price of $19.99 on 6 October 2008 per share of common stock and applying an exchange rate of $1 = ZAR8.80) . Net1 is included in the Russell 2000 index.

Net1 acquired then JSE-listed Net1 Applied Technology Holdings Limited (“Aplitec”) in June 2004. The company will retain its current listing on the Nasdaq and its JSE listing will therefore be an inward or secondary listing.

“Net1’s listing on the JSE is expected to enhance South African investors’ awareness of the company, thereby enlarging Net1’s potential investor base and increasing trade in its shares,” said Net1 CEO Dr Serge Belamant.

“In addition, the JSE listing will provide Net1 with an additional source of capital to facilitate growth and local acquisitions as well as greater opportunities and liquidity for South African investors.”

Net1 provides a universal electronic payment system, the UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Net1 claims that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions through the UEPS.

The UEPS system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralised computer.

This offline capability means that users of the UEPS system can enter into transactions at any time with other card holders in even the most remote areas so long as a smart card reader (which is often portable and offline) is available.

Net1’s technology has been implemented across the world including in South Africa, Ghana, Iraq, Namibia, Botswana, Nigeria, Malawi, the Russian Federation, Uzbekistan,

Oman, Ukraine, Moldova, India, Mongolia, Vietnam and Colombia.Net1 generated revenues of R1.9 billion, net income of R632 million and earnings per shares of R11.06 per share during the year ended 30 June 2008. Net1 has approximately 2,200 employees worldwide.

Net1 intends to grow its business by applying a disciplined approach to new markets, given that it sees significant opportunities for its product. Target markets will be penetrated with a key product, such as payment systems for government programs or banking systems. These markets will then be expanded and services will be offered to ensure a compelling profit potential. Acquisitive growth and the establishment of partnerships will be pursued where appropriate.

Dr. Belamant believes that traditional payment systems offered today by the major banking institutions do not address the key requirements of the unbanked and under-banked populations, which points to promising prospects for Net1. Net1’s target market is the estimated 4 billion people earning less than the purchasing parity equivalent of two dollars per day, of which most are unbanked or under-banked. We are well positioned to deliver solid returns to stakeholders through our proven products and services.

Forward-Looking Statements:

This media release contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

ENDS